UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

INTUITIVE SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

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1266 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2009

TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intuitive Surgical, Inc. will be held at The Grand Hotel, 865 W. El Camino Real, Sunnyvale, California 94086 on Wednesday, April 22, 2009, at 3:00 p.m., Pacific time, for the following purposes:

•	to elect three Class III members to the Board of Directors to serve until the 2012 Annual Meeting of stockholders; and

•	to transact any other business which is properly brought before the Annual Meeting or adjournment or postponement thereof.

Stockholders of record at the close of business on February 27, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Board of Directors of Intuitive Surgical unanimously recommends that you vote “ FOR ” the nominees to the Board of Directors listed in Proposal No. 1 in the attached proxy statement.

We are pleased to continue to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2008 Annual Report. The notices are being mailed to stockholders starting on or about March 11, 2009. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

The presence, in person or by proxy, of shares of Intuitive Surgical common stock representing a majority of shares of Intuitive Surgical common stock issued and outstanding on the record date will be required to establish a quorum at the Annual Meeting. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, will be elected to Intuitive Surgical’s Board of Directors.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Lonnie M. Smith

Lonnie M. Smith

Chief Executive Officer and

Chairman of the Board

Sunnyvale, California

March 6, 2009

Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting of stockholders to be held on April 22, 2009 at 3:00 p.m., Pacific time, for the purposes as set forth in the “Notice of Annual Meeting of Stockholders”. This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these directors, officers and employees for these services. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposal described in this proxy statement.

What is included in these materials?

These materials include:

•	Our proxy statement for the Annual Meeting; and

•	Our 2008 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

You will vote for the election of three Class III members to the Board of Directors to serve until the 2012 Annual Meeting of stockholders.

Where are Intuitive Surgical’s principal executive offices located, and what is Intuitive Surgical’s main telephone number?

Our principal executive offices are located at 1266 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 523-2100.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

How can I get electronic access to the proxy materials?

You can view the proxy materials for the meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Who may vote at the Annual Meeting?

The Board of Directors set February 27, 2009 as the record date for the Annual Meeting. All stockholders of record who owned Intuitive Surgical common stock at the close of business on February 27, 2009 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 39,249,499 shares of common stock outstanding.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet - If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Mail - If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

How may I vote my shares in person at the meeting?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you give your proxy to Lonnie M. Smith, our Chief Executive Officer and Alan C. Mendelson, Secretary of the Company, and each of them individually (the “Proxyholders”). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election to the Board of Directors’ nominees listed in Proposal No. 1. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated Proxyholders.

How many votes are required to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of common stock issued and outstanding on the record date. Shares that are voted “FOR” or “WITHHOLD” are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

Can I change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Secretary at 1266 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

How many votes are required to pass a proposal?

A plurality of the votes is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2009, which we expect to file with the SEC by August 10, 2009.

What is our Board of Directors’ voting recommendation?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

How are abstentions and broker non-votes treated?

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

Deadline for receipt of stockholder proposals for 2010 Annual Meeting of Stockholders.

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Annual Meeting in 2010. In order to be considered for inclusion in the proxy material to be disseminated by the Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Intuitive Surgical, Inc., 1266 Kifer Road, Sunnyvale, California 94086 and must be received no later than November 6, 2009. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the Annual Meeting to introduce the proposal specified in your notice.

The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth above no earlier than December 23, 2009 and no later than January 22, 2010. If the date of our 2010 Annual Meeting is more than 30 days before or more than 60 days after April 22, 2010, the stockholder’s notice must be received by not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting was first made. A stockholder providing such notice must also further update and supplement such notice so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be received by our Corporate Secretary at our principal executive offices not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director or to bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, review a copy of our Bylaws, as amended and restated to date, which can be found at www.intuitivesurgical.com or, without charge, from our Corporate Secretary at the address below:

Intuitive Surgical

Attn: Corporate Secretary

1266 Kifer Road, Building 101

Sunnyvale, California 94086-5304

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

The Board of Directors, which is divided into three classes, has nine authorized seats. Three Class III directors are to be elected at the Annual Meeting to serve a three-year term expiring at the 2012 Annual Meeting of stockholders or until a successor has been elected and qualified. The remaining six directors will continue to serve their respective terms.

Proxies cannot be voted for more than the three named nominees.

Lonnie M. Smith, Gary S. Guthart, and Mark J. Rubash have been nominated by the Board of Directors to serve as Class III directors. Mr. Smith and Mr. Rubash are currently directors, and Mr. Guthart is currently our President and Chief Operating Officer. Mr. Guthart has been nominated by the Board to serve as a Class III director effective following his election at the Annual Meeting in the place of current director Richard J. Kramer.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and directors, their ages as of February 15, 2009 and certain other information about them are set forth below:

Name of Director	Age	Principal Occupation	Director Since

Class I Directors with term expiring at the 2010 Annual Meeting:
Alan J. Levy, Ph.D.	71	Venture Partner, Frazier Healthcare Ventures.	2000
Eric H. Halvorson	59	Former President and Chief Operating Officer, Salem Communications Corporation	2003
D. Keith Grossman	48	Managing Director, TPG Biotech, L.P., and former Chief Executive Officer and President of Thoratec Corporation	2004

Class II Directors with term expiring at the 2011 Annual Meeting:
Robert W. Duggan	64	CEO and Chairman of the Board of Directors, Pharmacyclics	2003
Floyd D. Loop, M.D.	72	Former Chief Executive Officer, The Cleveland Clinic	2005
George Stalk Jr.	58	Senior Advisor, Boston Consulting Group	2007

Class III Directors with term expiring at the 2009 Annual Meeting:
Richard J. Kramer*	66	President, R.J. Kramer Associates, LLC	2000
Mark J. Rubash	51	Chief Financial Officer, Shutterfly, Inc.	2007
Lonnie M. Smith	64	Chief Executive Officer and Chairman of the Board, Intuitive Surgical, Inc.	1997

*	Mr. Guthart has been nominated by the Board to serve as a Class III director effective following his election at the Annual Meeting in the place of current director Richard J. Kramer.

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Class III Directors Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Lonnie M. Smith joined Intuitive in June 1997 from Hillenbrand Industries, where he was Senior Executive Vice President. Mr. Smith joined Hillenbrand in 1978 and during his tenure he was also a member of the Executive Committee, the Office of the President and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM. Mr. Smith received his BSEE from Utah State University and an MBA from Harvard Business School.

Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. In July 2007, Dr. Guthart was promoted to President. Prior to that, in February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart received a BS in Engineering from the University of California, Berkeley and an MS and Ph.D. in Engineering Science from the California Institute of Technology.

Mark J. Rubash joined our board in October 2007. Mr. Rubash is the Chief Financial Officer at Shutterfly, Inc. Prior to joining Shutterfly in November 2007, Mr. Rubash was the Chief Financial Officer of Rearden Commerce from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February 2007 to July 2007. Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc from February 2001 to July 2005. From January 2000 to November 2000, Mr. Rubash was the Chief Financial Officer at Critical Path, Inc. From October 1987 to January 2000, Mr. Rubash was an audit partner at PriceWaterhouseCoopers, where he was most recently the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice. Mr. Rubash received his BS in Accounting from California State University Sacramento. Mr. Rubash is currently a member of the Board of Directors and Chairman of the Audit Committee of Line 6 Corporation, a privately-held music products manufacturer located in Calabasas, CA.

RECOMMENDATION OF INTUITIVE SURGICAL’S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED IN PROPOSAL NO. 1.

Class I Directors Continuing in Office until the 2010 Annual Meeting of Stockholders

Alan J. Levy, Ph.D. has been a Venture Partner at Frazier Healthcare Ventures since 2007. He serves as chairman of the Board of Directors of Northstar Neuroscience, Inc., a medical device company he co-founded in 1999. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the board of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University. Dr. Levy serves as a director of several public and private companies.

Eric H. Halvorson has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Mr. Halvorson joined Computer Motion in July 2002 as a member of its Board of Directors. Mr. Halvorson was President and Chief Operating Officer of Salem Communications Corporation from 2007-2008. He was Executive Vice President and Chief Operating Officer of Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for 10 years. Mr. Halvorson resigned from the Board of Directors of Salem Communications Corporation in November of 2008. From 2000-2003 and 2005-2007, he was a Visiting Professor of Business Law

and Accounting and Executive in Residence at Pepperdine University and the Pepperdine Law School. From June 2003 to February 2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company. Mr. Halvorson was a partner at Godfrey and Kahn, a law firm based in Milwaukee, Wisconsin from 1976 until 1985. Mr. Halvorson is a Certified Public Accountant and holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law.

D. Keith Grossman is currently a Managing Director with TPG Biotech, L.P., the venture capital arm of the private equity firm TPG (Texas Pacific Group), and has spent 25 years in the medical devices and supplies fields. Mr. Grossman served as President and Chief Executive Officer of Thoratec Corp., (THOR) a public medical technology company, from January 1996 to January 2006. Prior to Thoratec, Mr. Grossman held general management and sales and marketing executive positions with Major Pharmaceuticals, Inc., the Calcitek division of Sulzermedica (formerly Intermedics, Inc.), and the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman remains a member of the Board of Directors of Thoratec, and currently sits on the Boards of Sleep Solutions, Inc., and Vibrynt, Inc. He is a past member of the Board of Directors of Kyphon, Inc. (KYPH) and Acorn Cardiovascular, Inc. Mr. Grossman earned his Bachelor’s Degree from Ohio State University, and his Master’s of Business Administration degree from Pepperdine University.

Class II Directors Continuing in Office until the 2011 Annual Meeting of Stockholders

Robert W. Duggan has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Prior to our acquisition of Computer Motion, Mr. Duggan had been Chairman of the Board of Directors of Computer Motion since 1990 and Chief Executive Officer since 1997. Mr. Duggan is currently the CEO and Chairman of the Board of Directors of Pharmacyclics, a pharmaceutical company that focuses on the treatment of cancer and immune-mediated diseases. Mr. Duggan has been a member of the Board of Directors at Pharmacyclics since September 2007. Mr. Duggan is the Founder of the investment firm Robert W. Duggan & Associates. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments. He received the Congressman’s Medal of Merit and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

Dr. Floyd D. Loop is currently retired. Until his retirement in 2004, Dr. Loop served the Cleveland Clinic Foundation for 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board of Governors (1989-2004). Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair and for pioneering technical improvements for re-operations. Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University, St. Louis University and Purdue University. Dr. Loop is an internationally recognized cardiovascular surgeon, a recipient of the American Heart Association Citation for International Service, and the American College of Cardiology Cummings Humanitarian Award. Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. His postgraduate training was at George Washington, the U.S. Air Force at Andrews Air Force Base and at the Cleveland Clinic Foundation. Dr. Loop currently serves on the public boards of Tenet Healthcare Corporation, and Athersys, Inc., and other private corporate boards.

George J. Stalk is currently a Senior Advisor at The Boston Consulting Group (BCG) in the Toronto Office. Prior to that, until December 2008, Mr. Stalk served as a Senior Partner at BCG. Mr. Stalk started with BCG in Boston in 1978 and has been with the firm’s Tokyo and Chicago offices as well. Mr. Stalk received a BS in

Engineering Mechanics from the University of Michigan, MS in Aeronautics and Astronautics from Massachusetts Institute of Technology and MBA from Harvard Business School. Mr. Stalk has led BCG’s worldwide innovation efforts and co-authored several best-selling books on business strategy including Kaisha: the Japanese Corporation, Competing Against Time, Hardball: Are You Playing to Play or Playing to Win? and Five Future Strategies You Need Right Now.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a governance and nominating committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors which is available on our website at www.intuitivesurgical.com.

During 2008, our Board of Directors held five meetings and each director attended all of those meetings. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during fiscal 2008.

The following table reflects the membership of each Board committee during fiscal 2008:

Name	Audit	Committee Membership	Compensation Committee
Goverance and Nominating
Alan J. Levy, Ph.D.		Chair	✓
Eric H. Halvorson	✓		✓
D. Keith Grossman			Chair
Floyd D. Loop, M.D		✓
George Stalk Jr.		✓
Richard J. Kramer	✓
Mark J. Rubash	Chair

Audit Committee

The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee reviews and discusses with management and our independent accountants the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of our independent accountants, and prepares the Audit Committee Report included in our Annual Report on Form 10-K filed on February 6, 2009 in accordance with rules and regulations of the Securities and Exchange Commission.

All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Global Select Market and the Securities and Exchange Commission. In 2008, the Audit Committee met eight times and each then-current member of the Audit Committee, except one, attended all of those meetings. Mr. Grossman did not attend one meeting held during the period when he was still a member of the committee. The Board of Directors has determined that Mr. Rubash is an “Audit Committee Financial Expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has engaged Ernst & Young LLP as our independent accountants for fiscal year 2009.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the board and committees thereof. All of the Governance and Nominating Committee members meet the existing independence and experience requirements of the Nasdaq Global Select Market and the Securities and Exchange Commission. The Governance and Nominating Committee met three times during the fiscal year ended December 31, 2008 and all members of the committee attended all of those meetings.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers, approves corporate goals and recommends to the Board of Directors stock option grants for our executive officers. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation included in our annual proxy statements, and recommends to the Board inclusion of the Compensation Discussion and Analysis (“CD&A”) in our Annual Reports on Form 10-K.

All of the Compensation Committee members meet the existing independence and experience requirements of the Nasdaq Global Select Market and the Securities and Exchange Commission. In 2008, the Compensation Committee met five times and all members of the Compensation Committee attended all of those meetings.

Attendance at the Annual Meeting

We encourage, but do not require, our Board members to attend the annual meeting of shareholders. All members of the board of directors attended our 2008 Annual Meeting of Shareholders.

Nomination Process

The Governance and Nominating Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or the Committee or Board of Directors decides not to re-nominate a member for re-election, the Committee identifies the desired skills and experience of a new nominee consistent with the Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to the Governance and Nominating Committee in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Audit Committee; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.

We will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	commitment to promoting the long term interests of our security holders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•

such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the Securities and Exchange Commission and the Nasdaq National Market; and

•	board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table (DCT) sets forth summary information concerning the compensation paid to our non-employee directors in 2008 for services to our company.

Name	Fees earned or paid in cash ($)	Option Awards ($) (8)	Total ($)
D. Keith Grossman(1)	48,750	507,654	556,404
Alan J. Levy(2)	51,750	507,654	559,404
Robert W. Duggan(3)	34,250	507,654	541,904
Eric H. Halvorson(4)	44,750	507,654	552,404
Richard J.Kramer(5)	47,750	507,654	555,404
Floyd D. Loop(6)	37,250	603,989	641,239
Mark J. Rubash(7)	44,500	1,042,928	1,087,428
George Stalk Jr.(7)	37,250	1,042,928	1,080,178

Total	346,250	5,228,115	5,574,365

(1)	12,500 options were outstanding as of 12/31/08, of which 7,500 were exercisable as of 12/31/08
(2)	22,500 options were outstanding as of 12/31/08, of which 17,500 were exercisable as of 12/31/08
(3)	22,500 options were outstanding as of 12/31/08, of which 17,500 were exercisable as of 12/31/08
(4)	8,500 options were outstanding as of 12/31/08, of which 3,500 were exercisable as of 12/31/08
(5)	15,000 options were outstanding as of 12/31/08, of which 10,000 were exercisable as of 12/31/08
(6)	30,000 options were outstanding as of 12/31/08, of which 25,000 were exercisable as of 12/31/08
(7)	20,000 options were outstanding as of 12/31/08, of which 5,832 were exercisable as of 12/31/08
(8)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2008. Each continuing non-employee director received an option to purchase 5,000 shares of the Company’s common stock, granted on April 21, 2008 with an exercise price of $288.50 per share, based on the NASDAQ close price on the day prior to the grant date, as defined in the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The grant date fair value of these options to each member, based on Black-Scholes valuation model, is approximately $621,445. See Note 7 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 6, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of equity awards.

The Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Annual cash compensation: During fiscal 2008, each non-employee member of the Board of Directors was eligible to receive the following cash compensation: (1) annual retainer for each member of the Board ($10,000), increased in October 2008 to $25,000; (2) additional retainers for service as a subcommittee chairperson ($10,000); increased in October 2008 to $15,000 for the Audit Committee Chair; (3) meeting fees for attendance at meetings of the Board $5,000; (4) meeting fees for the attendance of committee meetings $1,000; and (5) meeting fees for telephonic attendance of each Board or committee meetings $500.

Equity Compensation: During fiscal 2008, each non-employee member of the Board of Directors was eligible to receive stock awards under the terms of the Company’s Directors’ Plan. New members of the Board receive an initial option grant to purchase 15,000 shares, decreased in October 2008 to 10,000 shares, of the Company’s common stock with one-third of the shares vesting after one year from the date of grant and 1/36 th of the shares vesting monthly thereafter. Continuing non-employee members of the Board of the Directors who have served at least six months receive an annual option grant of 5,000 shares, decreased in October 2008 to 4,250 shares of common stock, to be granted on the date of the Board meeting held on the Annual Shareholder Meeting date, with one year cliff vesting contingent on continued service on the Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers as of December 31, 2008 and their ages as of February 15, 2009, are as follows:

Name	Age	Position
Lonnie M. Smith	64	Chief Executive Officer and Chairman of the Board of Directors
Marshall L. Mohr	53	Senior Vice President and Chief Financial Officer
Gary S. Guthart	43	President and Chief Operating Officer
Jerome J. McNamara	51	Executive Vice President, Worldwide Sales and Marketing
Mark J. Meltzer	59	Senior Vice President, General Counsel

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Lonnie M. Smith. Please see Election of Directors proposal above.

Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his BBA in accounting and finance from Western Michigan University. Mr. Mohr serves on the corporate boards of Plantronics, Inc. and Atheros Communications, Inc.

Gary S. Guthart, Ph.D. Please see Election of Directors proposal above.

Jerome J. McNamara joined Intuitive Surgical in April 1999. In July 2007, Mr. McNamara was promoted as Executive Vice President, Worldwide Sales and Marketing. Prior to joining Intuitive, Mr. McNamara was the Vice President at Valleylab. Prior to Valleylab, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a BA degree in Biology.

Mark J. Meltzer joined Intuitive Surgical in October 2007. Prior to joining Intuitive, Mr. Meltzer served as General Counsel of FoxHollow Technologies Inc from October 2004. Prior to FoxHollow, Mr. Meltzer has also served as General Counsel for Epicor Medical Inc. and Ventritex Inc. Mr. Meltzer graduated cum laude from UC Berkeley with a BS degree in electrical engineering. He received his JD from UC Hastings where he served on the law review. Mr. Meltzer, a registered patent attorney, was appointed as a special master in federal court where he assisted in the evaluation and administration of complex patent cases. Mr. Meltzer has tried cases to juries and has argued before the Ninth Circuit Court of Appeals. His pro bono work has included the representation of indigents and non profits before courts and administrative agencies and volunteer service in federal anti poverty programs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2008 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The following compensation discussion and analysis describes the material elements of the compensation of our Chief Executive Officer (CEO), Chief Financial Officer, and three other most highly compensated executive officers, whom we refer to as named executive officers (NEOs), during fiscal 2008. All elements of compensation of the NEOs are determined by the Compensation Committee of the Board of Directors and approved by the Board of Directors and are based on the same compensation philosophy which applies to all our executive officers. It is important to note that while this discussion relates primarily to the compensation of our NEOs, we are committed to providing competitive and equitable compensation programs for all of our employees, which include many of the elements discussed below.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure each executive’s compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the executives’ incentive to maximize shareholder value and promote retention of key people, by providing a portion of total compensation opportunities in the form of stock option grants.

Compensation Program

In order to achieve the above goals, our total compensation packages include base salary, annual bonus or commissions, all paid in cash, as well as long-term compensation in the form of stock options. Our sales employees participate in a commission/performance plan and not the annual bonus plan. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation.

The Compensation Committee periodically reviews our compensation programs and philosophy to ensure that they are consistent with our goal of attracting, retaining, and motivating our executive officers to deliver outstanding results for our stockholders.

Establishing Executive Compensation

The Compensation Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers. The Compensation Committee reviews the executive compensation program in connection with our annual performance review process, which typically concludes in May of each year, with changes to compensation effective July 1st.

Consistent with the objectives and philosophies set forth above, the Compensation Committee evaluates compensation of our executive officers annually by considering both the individual elements and the total amount of potential compensation available under our compensation programs. The committee also considers a variety of additional factors when establishing compensation, including:

•	individual performance of the executive, as well as the Company’s overall performance, during the prior year;

•	level of responsibility;

•	breadth, scope and complexity of the position;

•	the executive’s current and historical compensation levels, including a review of the mix of the various elements of compensation previously provided to the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	the executive officer compensation levels at other similar companies to ensure competitive compensation.

Competitive Market Benchmarking

While we do not believe that it is appropriate to establish compensation levels based solely on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Accordingly, although our Compensation Committee has not retained a compensation consultant to review our policies and procedures with respect to our executive compensation, the committee utilizes the annual benchmark review of the base salaries of our executive officers prepared by our human resources personnel. This review is based on the information provided by Radford’s Executive Survey and comparative information obtained from Equilar.

From the Radford survey, we considered data from companies that had revenues between $200 million and $1 billion and located throughout Northern California, which formed our peer group data. The effective date of the Radford survey was April 2008. The survey included results from 94 companies.

In 2008, for executives, we generally targeted the total base salary at the 50th to 75th percentile of the peer group. We strongly believe in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our company, we may determine that it is in our best interests to negotiate packages that deviate from the general principle of targeting total base salary at the 50th to 75th percentile of our peer group. Similarly, we may determine to provide compensation adjustments outside the normal cycle to address retention issues to individuals.

Individual Performance Reviews

The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. The CEO bases his evaluation on his knowledge of each executive officer’s performance, an individual self-assessment completed by each executive officer, and feedback provided by each executive officer’s peers and direct reports. The CEO also reviews the compensation data gathered from the compensation surveys and makes a recommendation to the committee on each executive officer’s base salary, annual incentive cash baselines, and equity awards. The CEO does not propose compensation for himself. The VP of Human Resources solicits feedback about the CEO’s performance from all the members of the Board as well as from all executive officers. This, along with peer group data, is presented to the Compensation Committee. The CEO was not present during the discussion of his compensation. The final recommendation by the Compensation Committee was approved by the Board of Directors.

Compensation Elements

Cash Compensation

Base Salary

Base salary is primarily determined by market benchmarking and individual job performance. Base salaries for executives are reviewed annually or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

The following table shows the approved increases for the NEOs in base salary during 2006, 2007 and 2008:

	Base salary effective July 1,			% Change
Name	2006 ($)	2007 ($)	2008 ($)	In 2008	In 2007
Lonnie M. Smith	445,000	485,000	508,700	4.9%	9.0%
Marshall L. Mohr	300,000	320,000	335,000	4.7%	6.7%
Gary S. Guthart(1)	360,000	410,000	430,000	4.9%	13.9%
Jerome J. McNamara(1)	280,000	320,000	335,000	4.7%	14.3%
Mark J. Meltzer	—	315,000	325,000	3.2%	—

(1)	The higher increase in 2007 was due to Mr. Guthart’s and Mr. McNamara’s promotions to their current positions.

For fiscal 2008, the NEO’s received base salary increases generally consistent with increases provided to other salaried employees of the Company. Our general philosophy is to target base salary between the 50th and 75th percentile of our peer group. Deviations from this standard may reflect unique circumstances associated with a particular executive (i.e. set of skills, expertise and breadth of responsibilities).

Bonuses

Our annual cash bonus plan and our commission/performance plan are designed to reward employees for achieving stretch financial and operating goals that are key to the success of our business and aligned with the near and long-term interests of our shareholders. The Compensation Committee believes that these goals are appropriate to encourage our team to achieve superior financial performance for the Company with the goal of generating shareholder value. We establish base (80% of target), target (100%) and stretch levels (125% of target) for each goal, as appropriate. Sales employees are eligible to participate in the Company’s commission plan. Non-commissioned employees who are employed through the time of payout are eligible to participate in the bonus plan. Our bonus plan is based on a two-step structure.

Plan Funding. The first step is comprised of an overall Plan Funding goal tied to operating income, excluding stock option expense. For 2008, the plan began funding at the previous year’s operating income level, excluding stock option expense, to a maximum funding of 125% at a predetermined increase in operating income, excluding stock option expense.

Payout of Funded Amounts. In the second step, amounts funded in the first step are paid to employees based on goals established in the areas of product and market development, manufacturing and quality, efficiency and cost performance and other areas directed at long-term shareholder value enhancement. The amount of our incentive pool that will be paid out as incentive bonuses (Pay-Out Pool) for each NEO is determined by an equal weighting of achievement of the operating income goal and team performance goals. The size of the Pay-Out Pool generally cannot exceed the size of the Plan Funding.

Team performance goals for the NEOs are established at the corporate level and are comprised of procedural growth, system sales growth and revenue growth, and goals related to fixed costs, marketing objectives, customer training effectiveness, product development, regulatory approvals and compliance, new product introductions, quality of production, applied research and intellectual property. Each NEO must contribute as a member of the team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility. The corporate level goals are initially established by the CEO and then reviewed and approved by the Board of Directors annually at the beginning of the year. Since the specific targets of our corporate performance goals are highly confidential, we do not publicly disclose specific objectives. Revealing specific objectives would provide competitors and other third parties with insights into the Company’s confidential planning process and strategies, thereby causing competitive harm.

The nature of goals and the weighting assigned to each is subject to change annually. Recurring goals are generally set above prior year results and budgeted levels. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors including, but not limited to, the impact of the global conditions, credit market and the related impact on health care spending; timing and success of product development and market acceptance of developed products; and regulatory approvals, clearances and restrictions. Due to these factors which are not entirely controlled by the NEOs and the stretch nature of the goal setting, it is relatively difficult to achieve the corporate performance goals. The challenge of the goals and the uncertainty in the environment ensures that any payments under the plan are truly performance-based, consistent with the plan’s objectives. Each NEO’s share of the Pay-Out Pool will be based upon their individual performance and contribution to the achievement of their goals.

The bonus targets for the NEOs other than Mr. McNamara are as follows: 60% of base salary for the CEO; 50% of base salary for the President and 40% of base salary for Senior Vice Presidents (SVPs).

The exception to this bonus structure is the Executive Vice President, Worldwide Sales and Marketing (EVP of Sales and Marketing) whose incentive is tied fully to a performance plan which is calculated based on achievement of predetermined sales metrics, including revenue, surgical procedures completed, contribution margins and fixed costs. Under his performance plan which is approved by the Board of Directors during the beginning of the year, the EVP of Sales and Marketing is assigned a threshold, budget and maximum level for each metric which is then applied to a scaled bonus rate. The performance pay-out is scaled to the over-achievement of each metric.

Each year, the bonus and commissions structures are reviewed to ensure that the design and payment structure falls in line with our compensation philosophy. The incentive pool may be funded at a maximum of 125% of the target. At the end of each year, the Compensation Committee determines the amount of the award to be paid to each officer by comparing actual results to the performance goals. The Compensation Committee may, in its discretion, reduce or increase the amount of any individual award based on the officer’s overall performance and his contribution to the achievement of the corporate performance goals.

During fiscal 2008, we exceeded our goals established for operational income. As a result, the incentive pool was funded at 125% of the total targeted cash amount. Refer to Non-Equity Incentive Compensation Plan Compensation column in the Summary Compensation Table below for actual bonus amounts earned in fiscal 2008 and paid in fiscal 2009. The amounts earned are a reflection of the Company’s performance as well as the NEO’s individual performance against their goals.

Long-term Compensation

Stock options

Based on our compensation philosophy, a substantial portion of our compensation rewards long-term performance of our company and promotes executive retention. This is delivered to all employees including executives through stock options granted upon their initial hire and through ongoing annual focal grants. Similar to base salary increases, option grants are also granted to address promotions and significant changes in responsibility. A number of factors are considered when providing a new hire grant including experience, past achievements and contributions as well as perceived future contribution and internal parity. Similarly, a number of factors are considered when providing focal grants including individual performance, job level and retention.

Although the expense of stock options affects our financial statements negatively, we continue to believe that this is a strong element of compensation that focuses the employees on financial and operational performance to create value for the long-term. Stock option awards are “time based” and vest based on the employee’s continued employment with us following the grant date. In order to provide an incentive for continued employment, stock options granted under the Stock Option Plans generally vest 12.5% upon completion of 6 months service and 1/48 per month thereafter, and generally expire ten years from the date of the grant. This provides a reasonable time frame to align the executive officer compensation with the appreciation of our Company’s stock price while managing potential dilution effectively.

The following table shows a comparison of annual focal grants during 2008, 2007, and 2006:

	Annual Focal Grant			Initial Grant	Initial Grant
NEO	2008	2007	2006	2007	2006
Lonnie M. Smith	60,000	70,000	60,000	—	—
Marshall L. Mohr(1)	25,000	20,000	—	—	50,000
Gary S. Guthart	50,000	35,000	50,000	—	—
Jerome J. McNamara	40,000	25,000	25,000	—	—
Mark J. Meltzer(1)	25,000	—	—	30,000	—

(1)	Mr. Meltzer joined Intuitive in 2007 and Mr. Mohr joined in 2006, and neither received a focal grant during the year of his hire.

Option grant practice

The Compensation Committee has delegated the authority to the CEO to make initial option grants, within an approved range, to new employees, excluding executive officers. During 2008, all initial hire grants were granted once a month on the fifth business day of each month for new hires in the previous month, at an exercise price equal to the closing sales price of our stock on the grant date. For annual focal option grants to all employees, the Compensation Committee must review and submit its recommendation for approval by the Board of Directors. These focal grants will be made on February 15th or the next trading day. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by the Company. The initial grants are based on the timing of date of hire of our new employees. The Board of Directors meeting schedule, for approval of annual focal grants, is usually established several months in advance for the year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Severance Agreements

In December 2008, the Company has entered into a change of control severance plan available to all eligible employees, including our NEOs, that provides the employees with enhanced financial security, efficient incentive and encouragement to employees to remain with the Company notwithstanding the possibility of a change of control. In addition, the Compensation Committee and management believe change of control protections enhance the impartiality and objectivity of the executive officers in the event of a change of control transaction and better ensure that shareholder interests are protected. Since Mr. Smith is eligible to participate in the change of control severance plan, his employment agreement has been terminated.

See Potential Payment Upon Termination or Change in Control below for a more complete description of the Severance Plan, estimate of the compensation that would have been payable had they been triggered at December 31, 2008.

Tax Considerations

Section 162(m) of Internal Revenue Code limits compensation deduction for the CEO and three other most highly compensated executive officers of public companies (other than CFO), to $1 million per officer per year, with exception for “qualified performance-based compensation” which among other things requires shareholder approval and periodic re-approval for the compensation plans. Awards under the Company’s current stock-based plans do not qualify for this exception and are subject to this limitation under Section 162(m). Since the Compensation Committee retains discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as “performance based” compensation for Section 162(m) purposes.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table (SCT) sets forth summary information concerning the compensation paid to our NEOs in 2008, 2007, and 2006 for services to our company in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
Lonnie M. Smith,	2008	496,850		3,943,525	390,000	4,830,375
Chief Executive Officer and Chairman of the Board	2007	465,000	—	2,107,432	365,000	2,937,432
	2006	427,500	—	1,424,642	425,000	2,277,142

Marshall L. Mohr,	2008	327,500	—	1,667,650	172,000	2,167,150
Senior Vice President and Chief Financial Officer	2007	310,000	—	845,742	160,000	1,315,742
	2006	237,500	50,000	511,181	125,000	923,681

Gary S. Guthart,	2008	420,000		2,897,948	275,000	3,592,948
President and Chief Operating Officer	2007	385,000	—	1,359,644	256,000	2,000,644
	2006	343,750	—	1,004,480	275,000	1,623,230

Jerome J. McNamara,	2008	327,500		2,086,976	530,823	2,945,299
Executive Vice President, Worldwide Sales and Marketing	2007	300,000	—	869,649	834,726	2,004,375
	2006	258,750	—	655,736	595,508	1,509,994

Mark J. Meltzer,	2008	320,000	—	1,861,426	158,000	2,339,426
Senior Vice President, General Counsel(4)	2007	40,587	—	154,917	35,000	230,504

John F. Runkel,	2007	291,000	—	748,172	—	1,039,172
Former Senior Vice President, General Counsel(5)	2006	285,990	70,000	744,788	90,000	1,190,778

Benjamin B. Gong, Vice President, Finance(6)	2006	204,000	—	382,486	106,000	692,486

(1)	Refers to payment of sign-on bonus for joining Intuitive Surgical.
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2007. See Note 7 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 6, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of its equity awards.
(3)	Refers to annual bonus and commissions earned in the current fiscal year and paid during February of the next fiscal year. See CD&A for a more detailed discussion.
(4)	Mr. Meltzer joined the Company in October 2007.
(5)	Mr. Runkel left the Company in December 2007.
(6)	Mr. Gong served as the Principal Financial Officer from November 2005 through March 2006.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Option Awards: # of Shares Underlying Options	Price of Options ($/Sh)	Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($) (1)	Maximum($) (2)
Lonnie M. Smith	2/15/2008		—		60,000	303.27	8,670,948
		—	305,220	381,525
Marshall L. Mohr	2/15/2008		—		25,000	303.27	3,612,895
		—	134,000	167,500
Gary S. Guthart	2/15/2008		—		50,000	303.27	7,225,790
		—	215,000	268,750
Jerome J. McNamara	2/15/2008		—		40,000	303.27	5,780,632
		—	411,551	1,160,000
Mark J. Meltzer	2/15/2008		—		25,000	303.27	3,612,895
		—	130,000	162,500

(1)	The bonus targets for Mr. Smith is 60% of base salary; Mr. Guthart is 50% of base salary and 40% of base salary for both Mr. Mohr and Mr. Meltzer. Mr. McNamara is under a performance plan and the target is calculated based on achieving 100% of predetermined sales metrics.
(2)	The maximum bonus or performance payout is calculated at 125% of the target; however, the Compensation Committee may award higher amounts based on individual performance.
(3)	The value of an option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). See Note 7 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 6, 2009 for a discussion of all assumptions made by us in determining the SFAS 123(R) value of equity awards.

The Estimated Future Payouts Under Non-Equity Incentive Plan columns refers to the potential payouts under our annual bonus or commission plans. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his or her targeted bonus amount. The goals for 2008 were approved by the Compensation Committee in February 2008. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board of Directors in January 2009 upon completion of the consolidated financial statements for fiscal 2008.

In February 2009, the Compensation Committee approved annual stock option grants for certain eligible employees. The approved grants for the NEOS are as follows: Mr. Smith—60,000; Mr. Mohr—30,000; Mr. Guthart—60,000; Mr. McNamara—50,000 and Mr. Meltzer—30,000.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

The following table summarizes the stock options outstanding as of December 31, 2008:

	Outstanding Equity Awards at 12/31/08
Name	# of Securities Underlying Unexercised Options (# Exerciseable)	# of Securities Underlying Unexercised Options (# Unexerciseable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Lonnie M. Smith	29,794	—	$11.74	2/6/2013
	70,000	—	$18.50	2/13/2014
	62,292	2,708	$47.86	2/11/2015
	42,500	17,500	$106.69	2/7/2016
	32,083	37,917	$112.66	2/15/2017
	12,500	47,500	$303.27	2/15/2018

Marshall L. Mohr	20,375	15,625	$98.37	3/17/2016
	9,167	10,833	$112.66	2/15/2017
	5,208	19,792	$303.27	2/15/2018

Gary S. Guthart	21,255	—	$14.50	1/22/2011
	688	—	$11.74	2/6/2013
	8,055	—	$18.50	2/13/2014
	13,542	1,458	$47.86	2/11/2015
	35,417	14,583	$106.69	2/7/2016
	16,042	18,958	$112.66	2/15/2017
	10,417	39,583	$303.27	2/15/2018

Jerorme J. McNamara	2,500	1,250	$47.86	2/11/2015
	2,083	7,292	$106.69	2/7/2016
	4,166	13,542	$112.66	2/15/2017
	8,333	31,667	$303.27	2/15/2018

Mark J. Meltzer	8,125	21,875	$309.46	11/7/2017
	5,208	19,792	$303.27	2/15/2018

(*)	Under our Stock Option Plans, all these options vest 12.5% upon completion of 6 months of service following the date of grant and 1/48 per month thereafter, contingent upon continued employment. All of these grants are vesting at 1/48 per month. Options have a ten-year term, and grant date is ten years preceding the expiration date shown above.

OPTIONS EXERCISES DURING FISCAL 2008

The following table summarizes the options exercised during the year ended December 31, 2008 and the value realized upon exercise:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($) (1)
Lonnie M. Smith	44,706	10,335,341
Marshall L. Mohr	6,000	1,252,783
Gary S. Guthart	26,000	6,074,781
Jerome J. McNamara	17,500	4,088,930

(1)	The value realized equals the excess of the fair market value of our common stock on the exercise date over the option exercise price, multiplied by the number of shares for which the option was exercised.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee consisted of Alan J. Levy, Ph.D., Eric H. Halvorson and Keith Grossman, none of whom is a present or former officer or employee of our company. In addition, during 2008, none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

Potential Payments Upon Termination or Change in Control

On December 1, 2008, the Board of Directors approved and adopted the Company’s Severance Plan (the “Severance Plan”) under which all eligible employees of the Company who have been employed by the Company at least six months prior to the separation from service date, including executive officers, are entitled to severance benefits in the event of an involuntary separation from service within 12 months after a change in control of the Company. Under the terms of the Severance Plan, eligible employees would be entitled to receive, upon a qualified involuntary termination within 12 months after a change in control of the Company:

(i)	a lump sum cash payment in the amount equal to the sum of six months of such eligible employee’s base compensation (defined in the Severance Plan as base salary and target bonus) plus an additional one month of base compensation for every year of such eligible employee’s service with the Company, such severance not to exceed 12 months;

(ii)	six months of COBRA premiums, provided that such eligible employee elects continued coverage under COBRA; and

(iii)	100% vesting of all outstanding unvested equity awards that the eligible employee then holds.

The table below shows potential payments to the NEOs upon termination without cause upon change of control of Intuitive. The amounts shown assume that termination was effective December 31, 2008, the last business day of the year, under severance plans that were effective as of such date and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned during 2008. The actual amounts can be determined only at the actual time of an executive’s termination.

Name	Base Compensation ($)	COBRA Premiums ($)	Total Spread Value Acceleration (1) ($)	Total Potential Payment/Benefit ($)
Lonnie M. Smith	813,920	6,014	1,112,885	1,932,819
Marshall L. Mohr	357,334	8,813	602,424	968,571
Gary S. Guthart	645,000	8,813	683,075	1,336,888
Jerome J. McNamara	746,551	8,507	440,997	1,196,055
Mark J. Meltzer	319,583	8,580	—	328,163

(1)	Value computed for each stock option grant in-the-money multiplied by (i) the difference between (a) $126.99, the closing market price of a share of our common stock on December 31, 2008, the last business day of our fiscal year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to accelerated vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2008, the Company entered into a Consulting Agreement with Boston Consulting Group (BCG) for certain services. Under this agreement, the Company agreed to pay approximately $0.9 million, of which approximately $80,000 remains unpaid as of December 31, 2008, for consulting fees as well as reimbursement of reasonable incidental and travel expenses. The expense has been recorded under selling, general and administrative for the year ended December 31, 2008. George Stalk Jr., one of the Company’s Board of Directors, was a senior partner at BCG in their Toronto Office, during the year ended December 31, 2008. Currently, Mr. Stalk is an advisor for the BCG.

The Board has determined that the following directors are “independent” under current Nasdaq rules: Alan J. Levy, Eric H. Halvorson, D. Keith Grossman, Robert W. Duggan, Floyd D. Loop, George Stalk Jr., Richard J. Kramer and Mark J. Rubash.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K filed February 6, 2009 and in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

D. Keith Grossman, Chairman

Eric H. Halvorson

Alan J. Levy, Ph.D.

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information in the following table sets forth the ownership of our common stock, as of December 31, 2008, by: (i) any person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of the executive officers and individuals named in the Summary Compensation Table; (iii) each of our directors; and (iv) all such executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2008, approximately 39,185,000 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of December 31, 2008, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of December 31, 2008; however, unless otherwise indicated, these shares do not include any options awarded after December 31, 2008:

	Beneficial Ownership
Beneficial Owner	Number of shares		Percent of Total
Capital World Investors	2,832,630	(1)	7.2%
Sands Capital Management, LLC	2,516,399	(2)	6.4%
Janus Capital Management, LLC	2,155,440	(3)	5.5%
Lonnie M. Smith	675,175	(4)	1.7%
Robert W. Duggan	165,302	(5)	*
Gary S. Guthart, Ph.D.	128,896	(6)	*
Marshall L. Mohr	39,232	(7)	*
Floyd D. Loop, M.D	25,000	(8)	*
Jerome J. McNamara	23,808	(9)	*
Alan J. Levy, Ph.D.	19,713	(10)	*
Mark J. Meltzer	15,625	(11)	*
Richard J. Kramer	10,000	(12)	*
D. Keith Grossman	7,500	(13)	*
Mark J. Rubash	6,676	(13)	*
George J. Stalk	6,666	(14)	*
Eric H. Halvorson	6,071	(15)	*
All executive officers and directors as a group (13 persons)	1,129,664	(16)	2.8%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Based on information provided by Capital World Investors (“Capital World”) 333 South Hope Street, Los Angeles, CA 90071, in a Schedule 13G filed with the SEC on February 9, 2009 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2008. According to such schedule 13G, Capital World is an investment advisor and has sole power to vote or direct the vote with respect to 907,630 shares and sole power to dispose or direct the disposition with respect to 2,832,630 shares.
(2)	Based on information provided by Sands Capital Management, LLC (“Sands Capital”) 1101 Wilson Blvd. Suite 2300 Arlington, VA 22209, in a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2008. According to such Schedule 13G, Sands Capital is an investment advisor and has sole power to vote or direct the vote with respect to 1,486,965 shares and sole power to dispose or direct the disposition with respect to 2,516,399 shares.
(3)

Based on information provided by Janus Capital Management LLC (“Janus Capital”), 151 Detroit Street, Denver, CO 80206 and investment advisor and parent holding company, in a Schedule 13G filed with the SEC on February 17, 2009 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2008. According to such Schedule 13G: (a) Janus Capital holds such shares in its capacity as investment advisor or sub-advisor; (b) Janus Capital holds 1,938,935 shares directly and 216,505 shares indirectly through its 89.9% ownership of INTECH Investment Management (“INTECH”); (c) Janus Capital has sole power to vote or direct the vote and sole power to dispose or direct the disposition with respect to 1,938,935 shares; and (d) Janus Capital has shared power with INTECH to vote or direct the vote and to dispose or direct the disposition with respect to 216,505 shares.

(4)	Includes 259,794 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(5)	Includes 17,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2008 and 7,825 shares managed for individual investors.
(6)	Includes 112,498 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(7)	Includes 38,708 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(8)	Includes 25,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(9)	Includes 22,083 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(10)	Includes 17,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(11)	Includes 15,625 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(12)	Includes 10,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(13)	Includes 7,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(14)	Includes 6,666 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(15)	Includes 3,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.
(16)	Includes 543,040 shares issuable pursuant to options exercisable within 60 days of December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% holders are required to furnish us with copies of all of these forms which they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2008, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

Code of Ethics

We have adopted a code of ethics that applies to all employees including principal executive officer and principal financial officer. The full text of our code of ethics is posted on our website at http://www.intuitivesurgical.com under the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our Web site identified above. The inclusion of our Web site address in this report does not include or incorporate by reference the information on our Web site into this report.

Equity Compensation Plan Information

The following table contains information as of December 31, 2008 for two categories of equity compensation plans. All of the equity compensation plans of the Company have been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,749,285	$163.25	9,182,209
Equity compensation plans not approved by security holders	—	$—	—

Total	3,749,285	$163.25	9,182,209

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our auditors for the year ended December 31, 2008 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2009. All of the services described in the following fee table were approved by the Audit Committee.

	Years Ended December 31,
	2008	2007
Audit Fees	$1,646,000	$1,535,000
Tax Fees	12,000	170,000
All Other Fees	1,500	1,500

Total	$1,659,500	$1,706,500

Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Tax Fees. This category consists of services provided by Ernst & Young for tax compliance, tax advice, and tax planning.

All Other Fees. This category consists of all other services provide by Ernst & Young that are not reported above. The services for the disclosed under this category include an annual subscription fee to Ernst & Young for accounting literature.

Pre-Approval Policies and Procedures

All audit services, audit-related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent auditor. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operated pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as Annex A to the proxy statement for our 2008 annual meeting of stockholders.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for our company and the independent registered public accounting firm. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2008.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent accountants

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Mark J. Rubash, Chairman

Richard J. Kramer

Eric H. Halvorson

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

OTHER INFORMATION

Other Matters at the Annual Meeting

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this proxy statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

INTUITIVE SURGICAL, INC. C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

INTSR1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUITIVE SURGICAL, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1.

Vote on Directors

For Withhold For All All All Except

0 0 0

1. Election of Directors

Nominees:

01 Gary S. Guthart

02 Mark J. Rubash

03 Lonnie M. Smith

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).

If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX] Date

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

INTSR2

INTUITIVE SURGICAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

The stockholder(s) hereby appoint(s) Lonnie M. Smith and Alan C. Mendelson, or either of them, as proxies, each with the power to appoint his or her substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Intuitive Surgical, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Time on April 22, 2009, at The Grand Hotel, 865 W. El Camino Real, Sunnyvale, CA, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE